  Exhibit 99.1

Zoom Telephonics Reports Sales of $7.5 Million for Q4 2018 and $32.3 Million for Year 2018

Company to Host Conference Call on Thursday, February 28, 2019 at 4:30 p.m. ET

Boston, MA, February 28, 2019 – Zoom Telephonics, Inc. (“Zoom” or “the Company”) (OTCQB: ZMTP), a leading producer of cable modems and other communication products, today reported financial results for its 2018 fourth quarter and year ended December 31, 2018.

Financial Highlights (Q4 and full year 2018 comparisons to prior year’s period)

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Q4 net sales decreased 15.8% to $7.5 million with 2018 net sales increasing 9.9% to $32.3 million.
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Q4 gross margin decreased to 31.6% from 36.6% with 2018 gross margin increasing to 36.0% from 34.8%.
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Tariffs in Q4 2018 reduced gross margins, and contributed to a decline in revenue as the Company raised some prices in an attempt to mitigate the tariffs’ negative impact on gross margins.
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Q4 net loss was approximately $826 thousand, or $0.05 per share, compared to a net loss of $387 thousand, or $0.03 per share, for Q4 2017. 2018 net loss was $74 thousand, or $0.00 per share, compared to a net loss of $1.37 million, or $0.09 per share, for 2017.

2018 Fourth Quarter Financial Review
Net sales for Q4 2018 decreased to $7.5 million from $8.9 million for Q4 2017. This was primarily due to reduced shelf space at one major retailer and price competition exacerbated by the Company’s attempt to increase some product prices in response to 10% China tariffs which began on September 24, 2018. The Company reacted more quickly than its competitors to the tariffs, which reduced revenues for the period. Cable modem sales declined, but the Company did experience increases in its sales of local area network and DSL products.

Gross profit for Q4 2018 was $2.4 million, or 31.6% of net sales, down from $3.2 million, or 36.6% of net sales for the fourth quarter of 2017.  The decrease in gross profit and gross margin was primarily due to a 10% tariff on the cost of goods for almost all its products other than ones imported into the US prior to September 24, 2018.

Operating expenses for Q4 2018 were $3.1 million or 41.8% of net sales, versus $3.6 million or 40.5% of net sales for Q4 2017. Selling expenses increased approximately $58 thousand to $1.96 million for the fourth quarter of 2018, as increased Motorola trademark royalty costs and marketing funds were offset by reductions in advertising and freight costs. General and administrative expenses decreased approximately $522 thousand to $589 thousand for the fourth quarter of 2018, primarily because sales tax expenses dropped $831 thousand due to a significant one-time charge for Q4 2017. This improvement was offset by increased salary and stock option costs, and increases in legal and outside service expenses for the current quarter. Research and development expenses were $573 thousand for Q4 2018, down slightly from $577 thousand in the same period of 2017, as increased personnel costs were offset by reductions in certification expenses.

Zoom reported a net loss of $826 thousand or $0.05 per share for the fourth quarter of 2018, compared to net loss of $387 thousand or $0.03 per share in the same period of 2017.

2018 Financial Review
Net sales for year 2018 increased 9.9% to $32.3 million from $29.4 million for 2017. Sales through all but one of Zoom’s major retailers increased, but reduced sales at one retailer reduced total cable modem sales growth to just 3%. Sales of all other products combined rose over 180% primarily due to rising sales in routers, MoCA adapters, and DSL products.

Gross profit in 2018 was $11.6 million or 36.0% of net sales, up from $10.2 million or 34.8% of net sales for year 2017.  The increase in gross profit and gross margin was primarily due to higher net sales and a higher mix of e-tailer sales, offset somewhat by tariff-related gross margin reductions in Q4 2018.

Operating expenses in 2018 were $11.6 million or 35.9% of net sales, versus $11.5 million or 38.9% of net sales in 2017. Selling expenses increased approximately $927 thousand to $8.2 million for the year, as increased Motorola trademark royalty, advertising, and personnel costs were partially offset by reductions in freight and commission expenses. General and administrative expenses decreased approximately $616 thousand to $1.6 million thousand for year 2018, as lower sales tax expenses were offset by increased personnel, legal, and outside service expenses for the current year. Research and development expenses were $1.8 million for 2018, down from $1.9 million in 2017. The decrease was primarily due to reduced product testing and certification costs offset by increased salary and stock option expenses.

Zoom reported a net loss of $74 thousand or $0.00 per share for the year 2018, compared to net loss of $1.37 million or $0.09 per share for year 2017.

Management Commentary
Frank Manning, Zoom’s CEO and Chairman, commented on the quarter. “This was a difficult quarter as tariffs had a disruptive effect on our business by negatively impacting sales, margins, and profitability. Significant price promotions by our competitors, which were based on commitments made prior to the tariff increase, also negatively affected our revenues. The tariffs continue to hurt us, and we are taking measures to try to offset their negative impact. However, we are encouraged by many things. Year-over-year sales and gross margin increased despite a Q4 impacted by tariffs on our products imported from China. Our new President, Joe Wytanis, is a strong leader who will be very helpful in expanding our product line, growing our revenues, and lowering our costs. We are pleased with our Motorola relationship, and we are proud that Motorola recognized Zoom as its top licensee in 2018 as measured by customer satisfaction and brand building. In Q4 2018 we introduced our first cable gateway with phone support, and we’re very pleased with customer reviews and sales for this product. We’re excited about our product plans for 2019, especially in the areas of DOCSIS 3.1, mesh routing, value-add subscription services, sensors, and cell modem products. We believe Zoom is positioned to grow sales in 2019 through storefront retailers, e-tailers, and service providers, primarily in the USA but also in other countries.”

Conference Call Details
Date/Time:
Thursday, February 28, 2019 – 4:30 p.m. ET

Participant Dial-In Numbers:
(United States):
866-393-7958
(International):
706-643-5255
Conference ID
2280997

To access the call, please dial-in approximately five minutes before the start time and, when asked, provide the operator with the conference ID 2280997. An accompanying slide presentation will be available in PDF format via the Investor Relations section of Zoom Telephonics’ website at www.zoomtel.com/SQ418 shortly before the call.

About Zoom Telephonics
Zoom Telephonics, Inc. designs, produces, markets, and supports cable modems and other communication products. The Company’s worldwide Motorola exclusive license agreement includes cable modems and gateways, DSL modems and gateways, cellular modems and routers, and other Internet and network products. For more information about Zoom and its products, please visit www.zoomtel.com/investor and www.motorolanetwork.com.

MOTOROLA and the Stylized M Logo are trademarks or registered trademarks of Motorola Trademark Holdings, LLC and are used under license.

Forward Looking Statements
This release contains forward-looking information relating to Zoom’s plans, expectations, and intentions. Actual results may be materially different from expectations as a result of known and unknown risks, including: the status of tariffs on the Company's imports from China; potential changes in NAFTA; the potential need for additional funding which Zoom may be unable to obtain; declining demand for certain of Zoom’s products; delays, unanticipated costs, interruptions or other uncertainties associated with Zoom’s production and shipping; Zoom’s reliance on several key outsourcing partners; uncertainty of key customers’ plans and orders; risks relating to product certifications; Zoom’s dependence on key employees; uncertainty of new product development, including certification and overall project delays, budget overruns, and the risk that newly introduced products may contain undetected errors or defects or otherwise not perform as anticipated; costs and senior management distractions due to patent-related matters; and other risks set forth in Zoom’s filings with the Securities and Exchange Commission. Zoom cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Zoom expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Zoom’s expectations or any change in events, conditions or circumstance on which any such statement is based.

Investor Relations Contact:
Adam Prior, Senior Vice-President
The Equity Group Inc.
Phone: 212-836-9606
Email: aprior@equityny.com

ZOOM TELEPHONICS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
For the Three Months and Twelve Months Ended December 31, 2018 and 2017

     (in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	12/31/18	12/31/17	12/31/18	12/31/17

Net sales	$7,464	$8,862	$32,323	$29,418
Cost of goods sold	5,107	5,615	20,679	19,177

Gross profit	2,357	3,247	11,644	10,241

Operating expenses:
Selling	1,961	1,903	8,171	7,244
General and administrative	589	1,111	1,648	2,264
Research and development	573	577	1,772	1,945
Total operating expenses	3,123	3,591	11,591	11,453

Operating profit (loss)	(766)	(344)	53	(1,212)

Other income (expense), net	(56)	(42)	(101)	(140)

Income (loss) before income taxes	(822)	(386)	(48)	(1,352)

Income tax expense	4	1	26	15

Net income (loss)	$(826)	$(387)	$(74)	$(1,367)

Earnings (loss) per share:
Basic and Diluted Earnings (loss) per share	$(0.05)	$(0.03)	$(0.00)	$(0.09)

Weighted average number of shares outstanding:
Basic and Diluted	16,109	15,114	15,957	14,917

ZOOM TELEPHONICS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(in thousands, except share data)

	12/31/18	12/31/17

ASSETS

Current assets:

Cash	$126	$229
Accounts receivable, net	2,761	2,230
Inventories, net	7,928	5,202
Prepaid expenses and other	918	578

Total current assets	11,733	8,239

Property and equipment, net	261	162

Other assets	222	392

Total assets	$12,216	$8,793

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Bank debt	$1,741	$90
Accounts payable	4,369	3,527
Accrued sales tax	219	831
Accrued other expenses	2,011	1,173

Total current liabilities	8,340	5,621

Total liabilities	8,340	5,621

Stockholders’ equity:

Common stock and additional paid-in capital	41,197	40,418
Retained earnings (accumulated deficit)	(37,321)	(37,246)

Total stockholders’ equity	3,876	3,172

Total liabilities and stockholders’ equity	$12,216	$8,793